UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): August 23, 2016 (August 22, 2016)

Cobalt International Energy, Inc.

(Exact name of registrant as specified in its charter)

DELAWARE	001-34579	27-0821169
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Cobalt Center 920 Memorial City Way, Suite 100 Houston, Texas		77024
(Address of Principal Executive Offices)		(Zip Code)

Registrants’ telephone number, including area code: (713) 579-9100

N/A

(Former names or former addresses if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02. Termination of a Material Definitive Agreement

On August 22, 2016, the purchase and sale agreement (the “Purchase and Sale Agreement”) between Cobalt International Energy Angola Ltd. (“Cobalt Angola”), a wholly-owned subsidiary of Cobalt International Energy, Inc. (the “Company”), and Sociedade Nacional de Combustíveis de Angola-Empresa Pública (“Sonangol”) was automatically terminated pursuant to its terms.

On August 22, 2015, Cobalt Angola executed the Purchase and Sale Agreement with Sonangol for the sale by Cobalt Angola to Sonangol of the entire issued and outstanding share capital of CIE Angola Block 20 Ltd. and CIE Angola Block 21 Ltd., which respectively hold the Company’s 40% working interest in each of Block 20 and Block 21 offshore Angola for aggregate gross consideration of $1.75 billion before Angolan withholding taxes of approximately $19.7 million (to be netted out of the gross consideration to be paid to Cobalt Angola) and certain other U.S. and Angolan taxes, expenses, and contingent liabilities. Sonangol Pesquisa e Produção, S.A., an affiliate of Sonangol, currently holds a 30% working interest in Block 20 and a 60% working interest in Block 21. The closing of the sale was subject to Angolan government approvals. In accordance with the Purchase and Sale Agreement, Sonangol had previously paid the Company $250.0 million.

If the requisite Angolan government approvals were not received within one year from the execution date of the Purchase and Sale Agreement, the Purchase and Sale Agreement provides that it is to automatically terminate and any obligations executed by the parties thereto shall be restituted in order to put such parties in their original positions as if no agreement had been executed. As the requisite Angolan government approvals were not received within one year, the Purchase and Sale Agreement automatically terminated. The Company plans to work with Sonangol to understand and agree on the financial and operational implications of the termination. The Company has begun the marketing and sale process of its Angolan assets.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 23, 2016

Cobalt International Energy, Inc.

By:	/s/ Jeffrey A. Starzec
Name:	Jeffrey A. Starzec
Title:	Executive Vice President and General Counsel